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                                                                     EXHIBIT 12


                   PER-SE TECHNOLOGIES, INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges

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
                                                          Nine months ended
                                                            September 30,                   Years ended December 31,
                                                          -----------------   ----------------------------------------------------
                                                            2004     2003      2003      2002      2001         2000        1999
                                                          -------   -------   -------   -------   --------    --------    --------

Consolidated pretax income from continuing operations     $ 9,341   $ 8,817   $15,904   $12,290   ($ 5,931)   ($21,397)   ($69,869)
Share of distributed income of 50%-or-less-owned
  affiliates net of equity pick-up                              0         0         0         0          0           0           0
Interest                                                   11,379    18,779    20,901    18,069     18,009      18,238      18,483
Interest portion of rental expense                          1,294     1,854     2,362     3,125      3,180       3,385       3,178
                                                          -------   -------   -------   -------   --------    --------    --------
      Earnings                                            $22,014   $29,450   $39,167   $33,484   $ 15,258    $    226    ($48,208)

Interest                                                   11,379    18,779    20,901    18,069     18,009      18,238      18,483
Interest portion of rental expense                          1,294     1,854     2,362     3,125      3,180       3,385       3,178
Preferred stock dividend requirements of majority-owned
  subsidiaries (non-intercompany)                               0         0         0         0          0           0           0
Interest expense relating to guaranteed debt of
  50%-or-less-owned affiliate                                   0         0         0         0          0           0           0
                                                          -------   -------   -------   -------   --------    --------    --------
      Fixed Charges                                        12,673    20,633    23,263    21,194     21,189      21,623      21,661

      Ratio of Earnings to Fixed Charges                    1.74x     1.43x     1.68x     1.58x      0.72x       0.01x     (2.23)x
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